Exhibit 99.01
News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Melissa Martin	Helyn Corcos
Symantec Corp.	Symantec Corp.
408-517-8475	408-517-8324
Melissa_martin@symantec.com	hcorcos@symantec.com
Symantec Closes Fiscal Year 2009 with Record Revenue
Fiscal Year 2009

–	Record Non-GAAP Revenue of $6.2 billion, up 5 percent compared to fiscal year 2008, up 4 percent adjusting for currency

–	Record Non-GAAP Earnings Per Share of $1.57, up 24 percent compared to fiscal year 2008

–	Non-GAAP Deferred Revenue of $3.08 billion, up 6 percent adjusting for currency

–	Strong Cash Flow from Operations of $1.67 billion

–	Non-GAAP Operating Margins of 30.2 percent, up 360 basis points year-over-year
Fourth Quarter Fiscal Year 2009

–	Non-GAAP Revenue of $1.49 billion, down 4 percent year-over-year, up 2 percent adjusting for currency

–	Non-GAAP Earnings Per Share of $0.38, up 6 percent year-over-year

–	Strong Cash Flow from Operations of $607 million
CUPERTINO, Calif. – May 6, 2009 – Symantec Corp. (Nasdaq: SYMC) today reported the results of its fiscal fourth quarter and the fiscal year 2009, ended April 3, 2009. GAAP revenue for the fiscal fourth quarter was $1.47 billion. Non-GAAP revenue was $1.49 billion, down 4 percent (up 2 percent, adjusting for currency) over the comparable period a year ago. For the fiscal year, GAAP revenue was $6.15 billion and non-GAAP revenue was $6.2 billion. On a non-GAAP basis, fiscal year 2009 revenue grew 5 percent (up 4 percent, adjusting for currency) compared with fiscal year 2008 revenue of $5.94 billion.
“We continue to build on our leading position in key market segments and customers see the value of our broad portfolio of products and services,” said Enrique Salem, president and chief executive officer, Symantec. “Moving forward our focus is on investments that will extend our leadership, improve product quality and integrate our solutions to help customers secure and manage their information.”
“Our continued focus on cost management enabled us to deliver better than expected earnings per share,” said James Beer, chief financial officer, Symantec. “In the midst of a challenging economic environment we delivered strong cash flow from operations, generating more than $1 billion during the last two quarters.”
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Symantec Closes Fiscal Year 2009 with Record Revenue

GAAP Results: GAAP operating loss for the fiscal fourth quarter was $192 million compared with operating income of $213 million for the same quarter last year. GAAP net loss for the fiscal fourth quarter was $249 million compared with net income of $186 million for the same quarter last year. GAAP diluted loss per share was $0.30 compared with diluted earnings per share of $0.22 for the same quarter last year. During the quarter the company finalized the goodwill impairment analysis that it began in the fiscal third quarter. The GAAP net loss for the fourth quarter of fiscal year 2009 includes an additional non-cash goodwill impairment charge of $413 million.
For fiscal year 2009, Symantec reported a GAAP operating loss of $6.5 billion compared with operating income of $602 million for fiscal year 2008. GAAP net loss for fiscal year 2009 was $6.7 billion compared with net income of $464 million for fiscal year 2008. GAAP diluted loss per share for the year was $8.10 compared with diluted earnings per share of $0.52 for fiscal year 2008. The GAAP net loss for fiscal year 2009 includes a non-cash goodwill impairment charge of $7.4 billion.
GAAP deferred revenue as of April 3, 2009, was $3.06 billion compared with $3.08 billion as of March 28, 2008. Cash flow from operating activities for the fiscal fourth quarter was $607 million compared with $674 million for the same quarter last year. Cash flow from operating activities for fiscal year 2009 was $1.67 billion compared with $1.82 billion for fiscal year 2008.
Non-GAAP Results: Non-GAAP operating margins for the fiscal fourth quarter were 30.5 percent, up 270 basis points year-over-year. Non-GAAP net income for the fourth quarter of fiscal year 2009 was $318 million, up 3 percent compared with $309 million for the same quarter last year. Non-GAAP diluted earnings per share were $0.38, up 6 percent compared with earnings per share of $0.36 for the year ago quarter.
Fiscal year 2009 non-GAAP operating margins were 30.2 percent, up 360 basis points versus fiscal year 2008. For fiscal year 2009, Symantec reported non-GAAP net income of $1.32 billion, up 17 percent compared with $1.13 billion in fiscal year 2008. Non-GAAP diluted earnings per share for the year were $1.57, up 24 percent compared with earnings per share of $1.27 for fiscal year 2008.
Non-GAAP deferred revenue as of April 3, 2009, was $3.08 billion, flat year-over-year (up 6 percent adjusting for currency) compared with $3.09 billion as of March 28, 2008. Sequentially, non-GAAP deferred revenue was up $119 million, or 4 percent (up 6 percent sequentially, adjusting for currency).
For a detailed reconciliation of our GAAP to non-GAAP results, please refer to the attached condensed consolidated financial statements.
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Symantec Closes Fiscal Year 2009 with Record Revenue

During the fourth quarter of fiscal year 2009, we repurchased 7.2 million shares at an average price of $13.84, equivalent to $100 million. During fiscal year 2009 we repurchased 42.3 million shares at an average price of $16.53, equivalent to $700 million. There is $300 million remaining in the current board authorized stock repurchase plan.
Business Segment and Geographic Highlights
For the quarter, Symantec’s Storage and Server Management segment represented 36 percent of total non-GAAP revenue and declined 4 percent year-over-year (increased 1 percent, adjusting for currency). The Consumer business represented 30 percent of total non-GAAP revenue and declined 1 percent year-over-year (increased 4 percent, adjusting for currency). The Security and Compliance segment represented 25 percent of total non-GAAP revenue and declined 14 percent year-over-year (declined 9 percent, adjusting for currency). Services represented 9 percent of total non-GAAP revenue and grew 27 percent year-over-year (increased 41 percent, adjusting for currency).
International revenue represented 50 percent of total non-GAAP revenue in the fourth quarter of fiscal year 2009 and declined 8 percent year-over-year (increased 3 percent, adjusting for currency). The Europe, Middle East and Africa region represented 30 percent of total non-GAAP revenue for the quarter and declined 13 percent year-over-year (increased 2 percent, adjusting for currency). The Asia Pacific/Japan revenue for the quarter represented 15 percent of total non-GAAP revenue and declined 1 percent year-over-year (increased 4 percent, adjusting for currency). The Americas, including the United States, Latin America and Canada, represented 55 percent of total non-GAAP revenue and increased 1 percent year-over-year (increased 1 percent, adjusting for currency).
First Quarter Fiscal Year 2010 Guidance
Guidance assumes an exchange rate of $1.30 per Euro for the June 2009 quarter versus the actual weighted average rate of $1.56 per Euro, a 17 percent currency headwind, and versus the end of the period rate of $1.58 per Euro for the June 2008 quarter.
For the first quarter of fiscal year 2010, ending July 3, 2009, GAAP revenue is estimated between $1.44 billion and $1.5 billion. GAAP diluted earnings per share are estimated between $0.09 and $0.11. GAAP deferred revenue is expected to be in the range of $2.84 billion and $2.94 billion.
Non-GAAP revenue for the quarter is estimated between $1.45 billion and $1.51 billion. Non-GAAP diluted earnings per share are estimated between $0.34 and $0.36. Non-GAAP deferred revenue is expected to be in the range of $2.85 billion and $2.95 billion.
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Symantec Closes Fiscal Year 2009 with Record Revenue

Conference Call
Symantec has scheduled a conference call for 5 p.m. ET/2 p.m. PT today to discuss the results from the fiscal fourth quarter and fiscal year 2009, ended April 3, 2009, and to review guidance. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest. To listen to the live call, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. A replay and script of our officers’ remarks will be available on the investor relations’ home page shortly after the call is completed.
About Symantec
Symantec is a global leader in providing security, storage and systems management solutions to help consumers and organizations secure and manage their information-driven world.  Our software and services protect against more risks at more points, more completely and efficiently, enabling confidence wherever information is used or stored. More information is available at www.symantec.com.
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NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.
Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.
FORWARD-LOOKING STATEMENTS: This press release contains statements regarding our financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including statements relating to estimated charges with respect to the impairment of goodwill, projections of future revenue, earnings per share and deferred revenue, as well as projections of amortization of acquisition-related intangibles and stock-based compensation and restructuring charges. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: general economic conditions; maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and storage; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factors sections of our Form 10-K for the year ended March 28, 2008 and our Form 10-Q for the quarter ended January 2, 2009.
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Symantec Closes Fiscal Year 2009 with Record Revenue

USE OF NON-GAAP FINANCIAL INFORMATION: Our results of operations have undergone significant change due to a series of acquisitions, the impact of SFAS 123(R), impairment charges and other corporate events. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations’ page of our Web site at www.symantec.com/invest.

SYMANTEC CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	April 3,	March 28,
	2009	2008
	(Unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$1,792,502	$1,890,225
Short-term investments	198,667	536,728
Trade accounts receivable, net	837,010	758,200
Inventories	26,928	34,138
Deferred income taxes	165,556	193,775
Other current assets	279,476	316,852

Total current assets	3,300,139	3,729,918
Property and equipment, net	973,274	1,001,750
Intangible assets	1,638,684	1,892,474
Goodwill	4,560,623	11,207,357
Investment in joint venture	96,938	150,000
Long-term deferred income taxes	7,867	55,304
Other long-term assets	67,605	55,291

Total assets	$10,645,130	$18,092,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$190,303	$169,631
Accrued compensation and benefits	374,468	431,345
Current deferred revenue	2,644,011	2,661,515
Income taxes payable	43,894	72,263
Short-term borrowing	—	200,000
Other current liabilities	261,691	264,832

Total current liabilities	3,514,367	3,799,586
Convertible senior notes	2,100,000	2,100,000
Long-term deferred revenue	418,769	415,054
Long-term deferred tax liabilities	51,875	219,341
Long-term income taxes payable	522,384	478,743
Other long-term liabilities	89,747	106,187

Total liabilities	6,697,142	7,118,911
Stockholders’ equity:
Common stock	8,169	8,393
Additional paid-in capital	8,941,065	9,139,084
Accumulated other comprehensive income	185,594	159,792
Accumulated (deficit) earnings	(5,186,840)	1,665,914

Total stockholders’ equity	3,947,988	10,973,183

Total liabilities and stockholders’ equity	$10,645,130	$18,092,094

*	Derived from audited financials

SYMANTEC CORPORATION
Condensed Consolidated Statements of Operations
(In thousands, except earnings per share data)

	Three Months Ended		Year Ended
	April 3,	March 28,	April 3,	March 28,
	2009	2008	2009	2008
	(Unaudited)
Net revenues:
Content, subscriptions, and maintenance	$1,193,642	$1,190,440	$4,862,287	$4,561,566
Licenses	273,926	349,301	1,287,567	1,312,853

Total net revenues	1,467,568	1,539,741	6,149,854	5,874,419
Cost of revenues:
Content, subscriptions, and maintenance	208,861	206,746	839,843	826,339
Licenses	7,523	13,230	34,657	44,664
Amortization of acquired product rights	90,655	86,403	352,427	349,327

Total cost of revenues	307,039	306,379	1,226,927	1,220,330

Gross profit	1,160,529	1,233,362	4,922,927	4,654,089
Operating expenses:
Sales and marketing	545,477	623,592	2,385,987	2,415,264
Research and development	224,517	223,314	879,702	894,042
General and administrative	81,693	92,792	342,805	347,642
Amortization of other purchased intangible assets	61,784	56,284	233,461	225,131
Restructuring	23,016	22,031	95,616	73,914
Impairment of goodwill	412,872	—	7,418,574	—
Impairment of assets held for sale	3,539	1,928	46,592	95,816
Patent settlement	—	—	(9,900)	—

Total operating expenses	1,352,898	1,019,941	11,392,837	4,051,809

Operating (loss) income	(192,369)	213,421	(6,469,910)	602,280
Interest income	2,088	16,899	37,054	76,896
Interest expense	(6,913)	(9,095)	(29,705)	(29,480)
Impairment of marketable securities	(3,658)	—	(3,658)	—
Settlements of litigation, net	—	58,500	—	58,500
Other income (expense), net	4,313	3,444	12,041	4,327

(Loss) income before income taxes and loss from joint venture	(196,539)	283,169	(6,454,178)	712,523
Provision for income taxes	33,175	96,783	221,630	248,673
Loss from joint venture	19,664	—	53,062	—

Net (loss) income	$(249,378)	$186,386	$(6,728,870)	$463,850

Net (loss) income per share — basic	$(0.30)	$0.22	$(8.10)	$0.53
Net (loss) income per share — diluted	$(0.30)	$0.22	$(8.10)	$0.52
Weighted-average shares outstanding — basic	819,317	842,432	830,983	867,562
Weighted-average shares outstanding — diluted	819,317	856,747	830,983	884,136

SYMANTEC CORPORATION
Condensed Consolidated Statement of Cash Flows
(In thousands)

	Year Ended
	April 3,	March 28,
	2009	2008
	(Unaudited)
OPERATING ACTIVITIES:
Net (loss) income	$(6,728,870)	$463,850

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	837,358	824,109
Stock-based compensation expense	157,464	163,695
Impairment of assets held for sale	46,592	2,200
Deferred income taxes	(89,224)	(180,215)
Income tax benefit from the exercise of stock options	14,026	29,443
Excess income tax benefit from the exercise of stock options	(17,878)	(26,151)
Loss on sale of assets	—	97,463
Loss from joint venture	53,062	—
Gain on settlements of litigation	—	(58,500)
Realized and other than temporary impairment loss on investments	6,068	—
Impairment of goodwill	7,418,574	—
Other	7,439	(894)
Net change in assets and liabilities, excluding effects of acquisitions:
Trade accounts receivable, net	(84,958)	(7,002)
Inventories	5,813	10,791
Accounts payable	(48,994)	667
Accrued compensation and benefits	(55,092)	97,133
Deferred revenue	140,728	126,716
Income taxes payable	(28,702)	196,567
Other assets	66,317	81,115
Other liabilities	(29,125)	(2,334)

Net cash provided by operating activities	1,670,598	1,818,653
INVESTING ACTIVITIES:
Purchase of property and equipment	(272,240)	(273,807)
Proceeds from sales of property and equipment	39,713	104,715
Cash payments for business acquisitions, net of cash acquired	(1,063,367)	(1,162,455)
Investment in joint venture	—	(150,000)
Purchase of equity investments	(2,000)	—
Purchases of available-for-sale securities	(349,043)	(1,233,954)
Proceeds from sales of available-for-sale securities	685,000	1,189,283

Net cash used in investing activities	(961,937)	(1,526,218)
FINANCING ACTIVITIES:
Net proceeds from sales of common stock under employee stock benefit plans	229,133	224,152
Excess income tax benefit from the exercise of stock options	17,878	26,151
Tax payments related to restricted stock issuance	(15,607)	(4,137)
Repurchase of common stock	(699,881)	(1,499,995)
Repayment of short-term borrowing	(200,000)	—
Repayment of other long-term liability	(7,630)	(11,724)
Proceeds from short-term borrowing	—	200,000

Net cash used in financing activities	(676,107)	(1,065,553)
Effect of exchange rate fluctuations on cash and cash equivalents	(130,277)	104,309

Change in cash and cash equivalents	(97,723)	(668,809)
Beginning cash and cash equivalents	1,890,225	2,559,034

Ending cash and cash equivalents	$1,792,502	$1,890,225

Symantec Corporation
Summary of Year-Over-Year Growth Rates
Fiscal Year 2009 Financial Results(1)

	Q109		Q209		Q309		Q409		Fiscal 2009
		NON-		NON-		NON-		NON-		NON-
	GAAP	GAAP	GAAP	GAAP	GAAP	GAAP	GAAP	GAAP	GAAP	GAAP
AS REPORTED YR/YR GROWTH RATES
Revenue	18%	16%	7%	6%	0%	1%	-5%	-4%	5%	5%
Operating Expenses	11%	13%	-6%	0%	*	-7%	33%	-9%	*	-1%

GEOGRAPHIC REVENUES
Americas	15%	13%	8%	6%	6%	7%	1%	1%	7%	7%
Europe, Middle East & Africa	22%	20%	4%	3%	-10%	-9%	-14%	-13%	0%	0%
Asia Pacific & Japan	21%	20%	11%	11%	1%	1%	-1%	-1%	7%	7%

International	20%	19%	6%	5%	-6%	-5%	-9%	-8%	2%	2%

SEGMENT REVENUES
Consumer	12%	12%	1%	2%	-2%	2%	-4%	-1%	2%	3%
Security and Compliance	15%	12%	3%	1%	-4%	-6%	-13%	-14%	0%	-2%
Storage and Server Management	22%	20%	13%	12%	1%	1%	-4%	-4%	7%	7%
Services	41%	35%	20%	16%	15%	20%	21%	27%	23%	24%

CONSTANT CURRENCY YR/YR GROWTH RATES (2)
Revenue	11%	9%	3%	2%	4%	4%	1%	2%	5%	4%
Operating Expenses	7%	8%	-7%	-1%	*	0%	41%	0%	*	2%

GEOGRAPHIC REVENUES
Americas	15%	13%	8%	6%	6%	7%	1%	1%	7%	7%
Europe, Middle East & Africa	5%	4%	-4%	-4%	0%	1%	0%	2%	0%	1%
Asia Pacific & Japan	8%	8%	3%	3%	3%	3%	4%	4%	4%	4%

International	6%	5%	-2%	-2%	1%	2%	2%	3%	2%	2%

SEGMENT REVENUES
Consumer	4%	4%	-3%	-2%	2%	5%	2%	4%	1%	3%
Security and Compliance	9%	6%	0%	-2%	0%	-2%	-8%	-9%	0%	-2%
Storage and Server Management	14%	13%	9%	8%	5%	4%	1%	1%	7%	6%
Services	32%	27%	17%	14%	22%	29%	33%	41%	26%	28%

	Balance at April 3, 2009 compared to
	Jan 2, 2009		March 28, 2008
		NON-		NON-
	GAAP	GAAP	GAAP	GAAP
AS REPORTED GROWTH RATES
Deferred Revenue	5%	4%	0%	0%

CONSTANT CURRENCY GROWTH RATES (2)
Deferred Revenue	7%	6%	6%	6%

*	Percentage not meaningful
(1) This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial measures prepared in accordance with GAAP. For a detailed explanation of these non-GAAP measures, including a reconciliation of each non-GAAP financial measure, please see Symantec’s Reconciliation of Non-GAAP adjustments beginning on page 5.
(2) Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percent change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States Dollars are converted into United States Dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States Dollars at the actual exchange rate in effect at the end of the prior period).

SYMANTEC CORPORATION
Reconciliation of Non-GAAP Adjustments
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	April 3,	March 28,	April 3,	March 28,
	2009	2008	2009	2008
NET REVENUES:
GAAP net revenues	$1,467,568	$1,539,741	$6,149,854	$5,874,419
Deferred revenue related to acquisitions(1)	20,106	8,246	54,529	62,770

Non-GAAP net revenues	$1,487,674	$1,547,987	$6,204,383	$5,937,189

GROSS PROFIT:
GAAP gross profit	$1,160,529	$1,233,362	$4,922,927	$4,654,089
Deferred revenue related to acquisitions(1)	20,106	8,246	54,529	62,770
Stock-based compensation (2)	3,318	3,960	14,233	16,734
Amortization of acquired product rights (3)	90,655	86,403	352,427	349,327

Gross profit adjustment	114,079	98,609	421,189	428,831

Non-GAAP gross profit	$1,274,608	$1,331,971	$5,344,116	$5,082,920

OPERATING EXPENSES:
GAAP operating expenses	$1,352,898	$1,019,941	$11,392,837	$4,051,809
Stock-based compensation (2)	(31,016)	(38,582)	(143,231)	(146,961)
Amortization of other intangible assets (3)	(61,785)	(56,284)	(233,462)	(225,131)
Restructuring (4)	(23,015)	(22,031)	(95,615)	(74,355)
Impairment of goodwill (5)	(412,872)	—	(7,418,574)	—
Impairment of assets held for sale(6)	(3,539)	(1,928)	(46,258)	(95,816)
Gain on sale of assets (7)	—	—	1,341	—
Executive incentive bonuses (8)	—	104	396	(3,436)
Patent Settlement (9)	—	—	9,900	—

Operating expense adjustment	(532,227)	(118,721)	(7,925,503)	(545,699)

Non-GAAP operating expenses	$820,671	$901,220	$3,467,334	$3,506,110

OPERATING (LOSS) INCOME:
GAAP operating (loss) income	$(192,369)	$213,421	$(6,469,910)	$602,280
Gross profit adjustment	114,079	98,609	421,189	428,831
Operating expense adjustment	532,227	118,721	7,925,503	545,699

Non-GAAP operating income	$453,937	$430,751	$1,876,782	$1,576,810

NET (LOSS) INCOME:
GAAP net (loss) income	$(249,378)	$186,386	$(6,728,870)	$463,850
Gross profit adjustment	114,079	98,609	421,189	428,831
Operating expense adjustment	532,227	118,721	7,925,503	545,699
Gain on sale of assets (7)	—	—	—	(3,277)
Settlements of litigation, net (9)	(4)	(58,500)	2,962	(58,500)
Impairment of marketable securities (10)	3,658	—	3,658	—
Joint venture:	—	—	—	—
Amortization of other intangible assets/stock-based compensation (11)	2,113	—	7,732	—
Income tax effect on above items (12)	(84,230)	(35,786)	(310,533)	(250,092)

Non-GAAP net income	$318,465	$309,430	$1,321,641	$1,126,511

NET (LOSS) INCOME PER SHARE — DILUTED:
GAAP net (loss) income per share	$(0.30)	$0.22	$(8.10)	$0.52
Stock-based compensation adjustment per share, net of tax (2)	0.03	0.04	0.12	0.14
Other non-GAAP adjustments per share, net of tax (1, 3-11)	0.65	0.10	9.55	0.61

Non-GAAP net income per share	$0.38	$0.36	$1.57	$1.27

WEIGHTED-AVERAGE SHARES OUTSTANDING — DILUTED:
GAAP weighted-average shares outstanding	819,317	856,747	830,983	884,136

Non-GAAP weighted-average shares outstanding	827,703	856,747	842,168	884,136

The non-GAAP financial measures included in the tables above are non-GAAP net revenues, non-GAAP net income and non-GAAP net income per share, which adjust for the following items: business combination accounting entries, stock-based compensation expense, restructuring charges, charges related to the amortization of intangible assets and acquired product rights, impairments of assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-GAAP financial measures.

(1)   Fair value adjustment to deferred revenue. We have completed several business combinations and acquisitions for a variety of strategic purposes over the past few years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would have been recognized by the acquired entity in future periods as revenue recognition criteria were satisfied. However, the purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with obligations we assumed to provide maintenance or support to customers of the acquired business that was excluded as a result of these purchase accounting adjustments. We believe that this non-GAAP revenue presentation is appropriate both because it reveals, on a basis consistent with our own revenue recognition policies, the revenue associated with maintenance and support obligations assumed by us and because we have historically experienced high renewal rates on our acquired maintenance and support contracts. We also believe that the non-GAAP revenue disclosures enhance investors’ ability to conduct period-over-period analyses of our results that reflect the full impact of the acquired business’s results together with the results from our pre-existing products and services.
(2)   Stock-based compensation. Consists of expenses for employee stock options, restricted stock units, restricted stock awards and our employee stock purchase plan determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock- based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash-based compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Further, we believe it is useful to investors to understand the impact of SFAS No. 123R to our results of operations. For the three and twelve months ended April 3, 2009 and March 28, 2008, respectively, stock-based compensation was allocated as follows:

	Three Months Ended		Twelve Months Ended
	April 3,	March 28,	April 3,	March 28,
	2009	2008	2009	2008
Cost of revenues	$3,318	$3,960	$14,233	$16,734
Sales and marketing	13,481	15,748	65,744	58,181
Research and development	11,181	14,158	49,285	57,597
General and administrative	6,354	8,676	28,202	31,183

Total stock-based compensation	$34,334	$42,542	$157,464	$163,695

(3)   Amortization of acquired product rights and other intangible assets.  When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred.  In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles.   The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.
(4)   Restructuring. We have engaged in various restructuring activities over the past several years that have resulted in costs associated with severance, benefits, outplacement services, transition, transformation and excess facilities. Each restructuring has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.
(5)   Impairment of goodwill and other intangible assets. During the December quarter, given the economic environment and a decline in our market capitalization, we concluded there were sufficient indicators to require us to perform an interim goodwill and other intangibles impairment analysis. In the December 2008 quarter, we recorded a $7.0 billion goodwill impairment charge, reflecting our best estimate of the goodwill impairment charge. We finalized our goodwill and other intangible impairment analysis during the fourth quarter of fiscal 2009 and recorded an additional $413 million impairment charge.
(6)   Impairment of assets held for sale. Following a review of our real estate holdings we determined that certain long-term assets were underutilized. As a result, we have committed to sell certain buildings and land. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we have classified these assets as held for sale and adjusted the assets’ carrying value when above the fair market value less cost to sell. During the September 2007 quarter, management determined that certain tangible and intangible assets and liabilities of the Storage and Server Management segment

(formerly the Data Center Management segment) did not meet the long term strategic objectives of the segment, and we recorded an impairment in the value of these assets to adjust the carrying value to the respective estimated fair value less costs to sell. On March 8, 2008 these assets were sold to a third- party. We do not believe that these charges are indicative of future operating results and believe that investors benefit from an understanding of our operating results without giving effect to them.
(7)   Gain on sale of assets. During the September 2008 quarter, we sold two buildings classified as held for sale. We exclude these gains because each is a unique one-time occurrence that is not closely related to, or a function of, our ongoing operations.
(8)   Executive incentive bonuses. We have excluded bonuses related to acquisitions and executive sign-on bonuses for newly hired executives. We expect the benefit from these hires and retentions to extend over an indeterminate future period, but under GAAP we are required to expense the entire cost of the bonus in the period paid. We exclude these amounts to provide better comparability of the periods that include and do not include these charges. We believe that investors benefit from an understanding of our operating results for the periods presented without giving effect to these charges.
(9)   Patent settlement/settlements of litigation. From time to time we are party to legal settlements. We exclude the impact of these settlements because we do not consider these settlements to be part of the ongoing operation of our business and because of the singular nature of the claims underlying the matter.
(10) Impairment of marketable securities. This constitutes the “other than temporary” decline in the fair value of the Company’s available-for-sale securities. The Company’s management excludes this loss when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes this loss when presenting non-GAAP financial measures.
(11) Joint venture. Consistent with the reasons discussed in footnotes 2 and 3 above, we exclude stock-based compensation charges and amortization of other intangible assets related to the joint venture from our non-GAAP net income.
(12) Income tax effect on above items. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

SYMANTEC CORPORATION
Reconciliation of GAAP Revenue Components to Non-GAAP Revenue Components
(In thousands)
(Unaudited)

	Three Months Ended Apr 3, 2009			Fiscal 2009
		Non-GAAP			Non-GAAP
	GAAP	Adjustments(1)	Non-GAAP	GAAP	Adjustments(1)	Non-GAAP
Net Revenues	$1,467,568	$20,106	$1,487,674	$6,149,854	$54,529	$6,204,383

Revenue by Segment (2)
Security and Compliance Group	$369,584	$740	$370,324	$1,610,835	$7,516	$1,618,351
Storage and Server Management Group	538,980	249	539,229	2,294,929	1,340	2,296,269
Consumer	430,932	11,631	442,563	1,773,207	30,998	1,804,205
Services	127,959	7,486	135,445	469,495	14,674	484,169
Other	113	—	113	1,388	1	1,389

Revenue by Geography:
Americas (3)	$804,983	$11,031	$816,014	$3,316,132	$33,757	$3,349,889
EMEA	445,336	8,076	453,412	1,957,889	18,535	1,976,424
Asia Pacific/Japan	217,249	999	218,248	875,833	2,237	878,070

Total U.S. Revenue	$730,327	$10,357	$740,684	$3,024,138	$32,181	$3,056,319
Total International Revenue	737,241	9,749	746,990	3,125,716	22,348	3,148,064

	Three Months Ended Mar 28, 2008			Fiscal 2008
		Non-GAAP			Non-GAAP
	GAAP	Adjustments(1)	Non-GAAP	GAAP	Adjustments(1)	Non-GAAP
Net Revenues	$1,539,741	$8,246	$1,547,987	$5,874,419	$62,770	$5,937,189

Revenue by Segment (2)
Security and Compliance Group	$423,026	$5,900	$428,926	$1,609,468	$38,740	$1,648,208
Storage and Server Management Group	561,076	1,834	562,910	2,136,307	15,386	2,151,693
Consumer	448,625	—	448,625	1,746,089	—	1,746,089
Services	106,143	510	106,653	380,620	8,642	389,262
Other	871	2	873	1,935	2	1,937

Revenue by Geography:
Americas (3)	$799,756	$6,051	$805,807	$3,095,492	$42,482	$3,137,974
EMEA	520,049	1,794	521,843	1,963,319	17,349	1,980,668
Asia Pacific/Japan	219,936	401	220,337	815,608	2,939	818,547

Total U.S. Revenue	$729,095	$5,980	$735,075	$2,814,444	$41,783	$2,856,227
Total International Revenue	810,646	2,266	812,912	3,059,975	20,987	3,080,962
We include certain non-GAAP revenue and deferred revenue components in the tracking and forecasting of our revenue and management of our business. This includes non-GAAP revenue associated with deferred revenue that was excluded as a result of purchase accounting adjustments related to acquisitions. We believe the non-GAAP revenue measures set forth above are useful to investors, and such items are used by our management, because this revenue is reflective of our ongoing operating results.

(1) We have completed several business combinations and acquisitions for a variety of strategic purposes over the past few years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would have been recognized by the acquired entity in future periods as revenue recognition criteria were satisfied. However, the purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with obligations we assumed to provide maintenance or support to customers of the acquired business that was excluded as a result of these purchase accounting adjustments. We believe that this non-GAAP revenue presentation is appropriate both because it reveals, on a basis consistent with our own revenue recognition policies, the revenue associated with maintenance and support obligations assumed by us and because we have historically experienced high renewal rates on our acquired maintenance and support contracts. We also believe that the non-GAAP revenue disclosures enhance investors’ ability to conduct period-over-period analyses of our results that reflect the full impact of the acquired business’s results together with the results from our pre-existing products and services.
(2) During the first quarter of fiscal year 2009, Altiris services’ revenue was reclassified from the Security and Compliance segment to the Services segment. Data shown from the prior periods have been reclassified to match the current reporting structure.
(3) The Americas includes the United States, Latin America, and Canada.

SYMANTEC CORPORATION
Reconciliation of GAAP Deferred Revenue to Non-GAAP Deferred Revenue
(in thousands)
(Unaudited)

	As of:
	Apr 03, 2009	Jan 02, 2009	Oct 03, 2008	Jul 04, 2008	Mar 28, 2008	Dec 28, 2007	Sep 28, 2007	Jun 29, 2007
Deferred revenue reconciliation
GAAP deferred revenue	$3,062,780	$2,918,612	$2,713,226	$3,011,682	$3,076,569	$2,877,173	$2,598,597	$2,664,775
Add back:
Deferred revenue related to acquisitions (1)	19,669	44,512	7,833	12,834	11,662	19,856	25,888	44,007

Non-GAAP deferred revenue	$3,082,449	$2,963,124	$2,721,059	$3,024,516	$3,088,231	$2,897,029	$2,624,485	$2,708,782

We include certain non-GAAP revenue and deferred revenue components in the tracking and forecasting of our revenue and management of our business. This includes non-GAAP revenue associated with deferred revenue that was excluded as a result of purchase accounting adjustments related to acquisitions. We believe the non-GAAP deferred revenue measures set forth above are useful to investors, and such items are used by our management, because this revenue is reflective of our ongoing operating results.

1) We have completed several business combinations and acquisitions for a variety of strategic purposes over the past few years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would have been recognized by the acquired entity in future periods as revenue recognition criteria were satisfied. However, the purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with obligations we assumed to provide maintenance or support to customers of the acquired business that was excluded as a result of these purchase accounting adjustments. We believe that this non-GAAP revenue presentation is appropriate both because it reveals, on a basis consistent with our own revenue recognition policies, the revenue associated with maintenance and support obligations assumed by us and because we have historically experienced high renewal rates on our acquired maintenance and support contracts. We also believe that the non-GAAP revenue disclosures enhance investors’ ability to conduct period-over-period analyses of our results that reflect the full impact of the acquired business’s results together with the results from our pre-existing products and services.

SYMANTEC CORPORATION
Guidance — Reconciliation of Projected GAAP Revenue, GAAP Deferred Revenue and GAAP Earnings per Share
to Non-GAAP Revenue, Deferred Revenue and Earnings per Share
(Unaudited)

Three Months Ending:
July 3, 2009
Revenue reconciliation (in millions)
GAAP revenue range	$1,440 - $1,500
Add back:
Deferred revenue related to acquisitions (1)	10

Non-GAAP revenue range	$1,450 - $1,510

Earnings per share reconciliation
GAAP earnings per share range
Add back:	$0.09 - $0.11
Stock-based compensation, net of tax (2)	0.04
Deferred revenue related to acquisitions, amortization of acquired product rights and other intangible assets, and interest on convertible debt, net of tax (1,3,4)	0.21

Non-GAAP earnings per share range	$0.34 - $0.36

As of :
July 3, 2009
Deferred revenue reconciliation (in millions)
GAAP deferred revenue range	$2,840 - $2,940
Add back:
Deferred revenue related to acquisitions (1)	10

Non-GAAP deferred revenue range	$2,850 - $2,950

We include certain non-GAAP revenue and deferred revenue components in the tracking and forecasting of our revenue and management of our business. This includes non-GAAP revenue associated with deferred revenue that was excluded as a result of purchase accounting adjustments related to acquisitions. We believe the non-GAAP revenue measures set forth above are useful to investors, and such items are used by our management, because this revenue is reflective of our ongoing operating results.

(1) Fair value adjustment to deferred revenue. We have completed several business combinations and acquisitions for a variety of strategic purposes over the past few years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would have been recognized by the acquired entity in future periods as revenue recognition criteria were satisfied. However, the purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with obligations we assumed to provide maintenance or support to customers of the acquired business that was excluded as a result of these purchase accounting adjustments. We believe that this non-GAAP revenue presentation is appropriate both because it reveals, on a basis consistent with our own revenue recognition policies, the revenue associated with maintenance and support obligations assumed by us and because we have historically experienced high renewal rates on our acquired maintenance and support contracts. We also believe that the non-GAAP revenue disclosures enhance investors’ ability to conduct period-over-period analyses of our results that reflect the full impact of the acquired business’s results together with the results from our pre-existing products and services.
(2) Stock-based compensation. Consists of expenses for employee stock options, restricted stock units, restricted stock awards and our employee stock purchase plan determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock- based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash-based compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Further, we believe it is useful to investors to understand the impact of SFAS No. 123R to our results of operations.
(3) Amortization of acquired product rights and other intangible assets.  When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred.  In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles.   The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset.  We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.
(4) Interest on Convertible Debt. Effective April 4, 2009, we will adopt Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”), which changes the method of accounting for our convertible notes. Under this new accounting method, our EPS and net income calculated in accordance with GAAP will be reduced as a result of recognizing incremental non-cash interest expense. We believe it is useful to provide a non-GAAP financial measure that excludes this incremental non-cash interest expense in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies.